Tapjoy Publisher Agreement: Term Sheet

Tapjoy
Contact Name: Chris Akhavan
Address: 111 Sutter Street, 13th Floor	Contact Number: 415-640-1664
City: San Francisco State: CA Zip: 94104	Email: ca@tapjoy.com

Publisher Name: Andover
Contact Name: Benjamin Lewis
Address: 350 Broderick St	Contact Number: 734-657-4910
City: San Francisco State: CA Zip: 94117	Email: ben.lewis@gmail.com

Principal Terms

Direct Payment Revenue – share to Publisher	100%
Alternative Payment Revenue – share to Publisher	70%
Payment Terms	Net 30
Marketing Credits	$50,000 per title
Development Credits	$225,000
Recoupment Amount	$50,000 total
Exclusivity Period	24 months
Applications covered by this Agreement	All existing publisher Applications All Applications launched during the Agreement Period
Projected Launch Date	August 1st, 2011
Operating Systems covered by this Agreement	iOS and Android
Additional Terms	20% transfer bonus

By its signature below, Publisher represents that it has read, understands and agrees to the Additional Terms and Conditions attached hereto (the “Terms and Conditions”), and agrees that such Terms and Conditions are incorporated herein. This Term Sheet and the Additional Terms and Conditions collectively constitute the “Agreement.”

IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized representatives as of the last date set forth below.

Tapjoy:	Publisher:
Signature:	Signature:
Printed Name: Mihir Shah	Printed Name: Benjamin Lewis
Title: CEO	Title: Partner
Date:	Date:

Tapjoy/Andover Agreement	1	CONFIDENTIAL

Additional Terms and Conditions

The following Terms and Conditions shall be deemed incorporated by reference into the attached Term Sheet (the “Term Sheet”) entered into between Tapjoy, Inc. (“Tapjoy”) and the publisher identified in the Term Sheet above (the “Publisher”).  The Terms and Conditions and the attached Term Sheet collectively constitute the “Agreement.”

1. Definitions

“Advertisements” means all advertisements, offers or other marketing actions powered by Tapjoy within an Application, whether occurring within or outside of Tapjoy’s offerwall.

“Alternative Payment Revenue” means revenue derived from the Alternative Payment Service, less deductions for fraud, charge-backs, refunds, credit card processing fees, uncollected amounts, agency fees, marketing credits and referral fees.

“Alternative Payment Service” means Tapjoy’s service that incentivizes Users’ completion of Actions (as defined herein) in response to Advertisements presented anywhere within an Application. Actions is defined to include the installation of third party applications, completion of specified actions within 3rd party applications or on specified URLs, activation of third party services, participation in surveys, interaction with video and/or audio content, visits to prescribed geographic locations, transmitting messaging, and any other action for which Advertisements provide incentive to Users.

“Application(s)” means those Publisher application(s) as specified in the Term Sheet.

“Cross-Promotion Service” means Tapjoy’s service, interface and solutions that allow Publisher to cross-promote any application(s) or properties that it owns within the Application(s). For clarity, Publisher may not utilize the Cross-Promotion Service for any third party applications (including those of its partners or affiliates).

“Development Credits” means payments provided by Tapjoy to Publisher as described in the Term Sheet. These payments are intended to assist Publisher in launching the Application(s) more quickly.

“Direct Payment Revenue” means revenue resulting from payments from Users for virtual goods or currency in an Application, whether such payments originate via use of credit card, stored value or debit card, PayPal transfer, bank transfer, mobile billing or any other such direct payment source, less deductions for fraud, charge-backs, refunds, credit card processing fees or uncollected amounts.

"Exclusivity Period" means the period during which Publisher agrees to utilize the Alternative Payment Service for the Applications and is prohibited from utilizing any services similar to the Alternative Payment Service from other venders. The Exclusivity Period shall be for the duration specified in the Term Sheet plus any Renewal Period, and shall commence on the date that the first Application(s) begins utilizing the Alternative Payment Service and is made available to Users.

“Marketing Credits” means the non-monetizable and non-transferrable credits that are provided by Tapjoy to Publisher as described in the Term Sheet. Marketing Credits can only be utilized in lieu of other forms of payment to Tapjoy and only for the promotion and distribution of the Application(s) within Tapjoy’s network. For avoidance of doubt, Marketing Credits have no cash value.

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“Optional Services” means the Cross-Promotion Service, Virtual Currency Hosting Service, Virtual Goods Hosting Service and other Tapjoy services which will be provided free-of-charge upon Publisher’s written request to Tapjoy.

“Projected Launch Date” means the date at which Publisher intends to publically launch the first Application and is specified in the Term Sheet.

“Recoupment Amount” means the amount of Alternative Payment Revenue otherwise payable to the Publisher that will be permanently withheld by Tapjoy in order to recover Marketing Credits and/or Development Credits included in the Term Sheet. For clarity, distribution of Alternative Payment Revenue to the Publisher per the percentages stipulated in the Term Sheet will not begin for an Application until the full amount of Marketing Credits and/or Development Credits have been recovered by Tapjoy.

“Renewal Period” means the period associated with any auto-renewal of the Agreement as described in the section Term; Termination.

“Tapjoy Services” means the Alternative Payment Service and, if activated upon written request by Publisher, the Optional Services.

“Users” means the end users of the Application(s).

“User Data” means all data and information generated by Users during their interactions with the Application(s) and in conjunction with the Tapjoy Services.

“Virtual Currency Hosting Service” means the hosting service, interface and solutions that Tapjoy can provide to enable Publisher to host and manage a virtual currency system for the Application(s).

“Virtual Goods Hosting Service” means the service, interface and solutions that Tapjoy can provide to enable Publisher to host and manage a virtual goods system for the Application(s).

2. Services

2.1. Services; Implementation. Publisher agrees to display all Advertisements and use the Tapjoy Services in accordance with this Agreement. Publisher shall comply with any placement and delivery requirements, any requirements to implement code and any technical specifications that are provided by Tapjoy at any time to enable proper display of the Advertisements on a reasonably balanced schedule.  Any exceptions must be approved by Tapjoy in writing.  Publisher will be solely responsible for any and all costs Publisher incurs for the display of the Advertisements in accordance with such specifications and for any programming related to the same which Publisher elects to undertake.

2.2. No Alteration or Aggregation. Unless Tapjoy approves specifically in writing: (i) Publisher may only use the Tapjoy Services (including any SDK) as provided by Tapjoy, without modification; (ii) Publisher shall not modify or alter the content, text or appearance of any Advertisements, or aggregate one or more Advertisements with other offers (for example, by creating an aggregate offerwall that combines Advertisements with offers from services other than the Tapjoy Services); and (iii) Publisher shall not use any other services that provide to Users virtual goods or currency in exchange for acting on promotional offers, or other services similar to the Tapjoy Services, in connection with any Application, unless and until Publisher permanently ceases to use the Tapjoy Services in connection with such Application.

Tapjoy/Andover Agreement	3	CONFIDENTIAL

2.3. Exclusivity. During the Exclusivity Period Tapjoy will be the exclusive provider of, and Publisher will not retain any third party to provide, any services similar to the Alternative Payment Service for the Application(s). Publisher acknowledges that the Marketing Credits and/or Development Credits and the Publisher revenue shares set forth in the Term Sheet are in partial consideration for Exclusivity and, therefore, in the event Publisher uses third party services similar to the Alternative Payment Service for the Application(s) during the Exclusivity Period (an “Exclusivity Breach”), the Publisher shall promptly pay Tapjoy a sum equal to the cumulative amount of Marketing Credits and/or Development Credits plus difference between the following: (1) revenue received by Publisher up to the time of the Exclusivity Breach; and (2) revenue that Publisher would have received if the Term Sheet stipulated an Alternative Payment Revenue – share to Publisher equal to Tapjoy’s standard non-exclusive publisher revenue share agreements; in addition to any other remedies available to Tapjoy at law or in equity. Publisher further acknowledges that this payment is neither a penalty for nor a total estimate of all the damages Tapjoy may suffer in the event of Publisher’s breach of this Section 2.3.

2.4. Terms of Payment.  After it recoups the Recoupment Amount (if any), Tapjoy shall pay Publisher the revenue share of Alternative Payment Revenue set forth in the Term Sheet.  Such payments shall be made on the terms set forth in the Term Sheet provided that amounts payable of less than $250 will be held until amounts due equal or exceed $250. Publisher shall be solely responsible for the payment of, and shall pay when due, all applicable federal and state taxes, including any sales, use, excise or transfer taxes and other taxes associated with payments to Publisher under this Section 2.4 (except for taxes assessed on Tapjoy’s net income), and shall indemnify Tapjoy for all costs, losses, liabilities and expenses, including penalties, arising from any failure to do so. Further, Publisher will provide a monthly statement to Tapjoy that documents the calculation of Direct Payment Revenue due to Tapjoy per the Term Sheet. Tapjoy will deduct its Direct Payment Revenue share from any amounts owed to Publisher under this Section 2.4.  In the event that for more than sixty days, the aggregate amounts owed to Publisher are less than the Direct Payment Revenue share owed to TapJoy, Tapjoy will send an invoice to Publisher for amounts owed. Such invoice shall be due and payable within thirty days of receipt.

2.5. Fraud.  Tapjoy will not be obligated to pay for any fraudulent actions generated by any person, bot, automated program or similar device in connection with any Advertisements provided by Tapjoy, as reasonably determined by Tapjoy. Tapjoy shall use commercially reasonable efforts to notify Publisher of such fraudulent activity within seven days after the end of the month in which the fraudulent activity occurred. Neither party will be obligated to make a payment to the other party based on: (a) any purchase of virtual goods or virtual currency through any fraudulent or invalid means, including the fraudulent use of credit cards or other means of payment; or (b) purchases of virtual goods or currency that are refunded or subject to a credit card charge-back. In the event that either party does not make a payment pursuant to this Section 2.5

, such party shall, at that time, provide reasonable documentation to the other party with respect thereto.

2.6. Content.  Tapjoy agrees not to transmit any Advertisements to Publisher that are unlawful, defamatory, libelous, harassing, abusive, fraudulent or obscene, or technically incompatible with the delivery platform.  Publisher may also request that Tapjoy block Advertisements from a list of specified domain names, which list may be updated by Publisher at Publisher’s reasonable discretion.  Tapjoy will use commercially reasonable efforts to block Advertisements from such domains for display on the Application(s).

2.7. License to User Data. Publisher hereby grants to Tapjoy a royalty-free, fully paid up, sub-licensable, transferable, nonexclusive, worldwide and perpetual right and license to reproduce, display, distribute, create derivative works from and otherwise use the User Data only to fulfill Tapjoy’s obligations under this Agreement and to improve Tapjoy’s services.

3. Marketing. Publisher hereby grants to Tapjoy a royalty-free, fully paid up, sub-licensable, transferrable, nonexclusive, worldwide and perpetual license to reproduce, display, distribute and otherwise use the trademarks, service marks, logos or other indicia of origin associated with Publisher solely for the purpose of indicating that Publisher is a client of Tapjoy in Tapjoy’s advertising, marketing or other promotional materials.

Tapjoy/Andover Agreement	4	CONFIDENTIAL

4. Application License. If Publisher receives any Marketing Credits or Development Credits hereunder, Publisher agrees to grant and hereby grants Tapjoy a royalty-free, fully paid up, sub-licensable, transferable, nonexclusive, worldwide, and perpetual license to copy, display, perform, create derivative works of, distribute, operate, monetize and otherwise use the Application(s). However, Tapjoy may exercise the rights granted under this Section 4 only if: (a) Publisher becomes insolvent, files for any form of bankruptcy, makes any assignment for the benefit of creditors, or ceases to conduct business during the course of the Agreement; and (b) Tapjoy has yet to successfully recoup the full Recoupment Amount.

5. Failure to Launch Application. If Publisher receives any Development Credits hereunder, Publisher agrees to provide regular updates to Tapjoy on Application development progress leading up to the Projected Launch Date. If the Application has not been launched within 90 days of the passing of the Projected Launch Date, Publisher shall promptly make payment to Tapjoy in the amount of the Developer Credits unless otherwise agreed in writing by Tapjoy.

6. Compliance with Laws.  Publisher agrees that it will display the Advertisements and provide any data to Tapjoy as required under this Agreement in compliance with all applicable local, state, national and international laws, rules and regulations, including any laws regarding the transmission of technical data exported from Publisher’s country of residence. Publisher represents and warrants that the Application(s): (a) are in compliance with all applicable local, state, national and international laws, rules and regulations, and contractual obligations between Publisher and any third party; and (b) do not violate any third party’s intellectual property or proprietary rights. Publisher will not, will not agree to, and will not authorize or encourage any third party to: (a) interfere or attempt to interfere with the proper working of any of the Tapjoy Services or prevent others from using the Tapjoy Services; or (b) use any of the Tapjoy Services for any fraudulent or unlawful purpose.  Violation of any of the foregoing may result in immediate termination of this Agreement, at Tapjoy’s sole discretion, and may subject Publisher to state and federal penalties and other legal consequences. Tapjoy reserves the right, but will have no obligation, to review Publisher’s display of the Advertisements and use of any of the Tapjoy Services in order to determine whether a violation of this Agreement has occurred or to comply with any applicable law, regulation, legal process, or governmental request.

7. Representations and Warranties. Without limiting any other representation, warranty or covenant herein, each party hereby represents and warrants to the other party that: (a) it has the full right, power and authority to enter into this Agreement; (b) this Agreement is a valid and binding obligation of such party; (c) it has obtained and shall maintain all necessary licenses, authorizations, approvals and consents to enter into and perform its obligations hereunder (including, in the case of Publisher, any necessary rights or consents from Users to allow User Data to accrue to Tapjoy pursuant to Section 2.7 ); and (d) it will comply with all applicable laws, rules and regulations in the performance of this Agreement.

8. Indemnification.  Each party agrees to indemnify, defend and hold the other party and its affiliates and their respective officers, directors, employees, agents, independent contractors and customers harmless from and against any losses, costs, liabilities, damages, claims and expenses, including attorneys’ fees, arising out of any third party claims resulting from the breach of the representations, warranties and covenants made by such party in this Agreement.  Without limiting the generality of the foregoing, each party agrees to indemnify, defend and hold the other party and its affiliates and their respective officers, directors, employees, agents, independent contractors and customers harmless from and against any losses, costs, liabilities, damages, claims and expenses, including attorneys’ fees, arising out of any claims that any applications (including the Application(s)), products, services or software distributed, made available or developed by the indemnifying party infringe any third party’s intellectual property rights, privacy, rights of publicity or other rights.  The indemnifying party reserves the right, at the indemnifying party’s expense, to assume the exclusive defense and control of any matter for which the indemnifying party is required to indemnify the indemnified party and the indemnified party agrees to cooperate with the indemnifying party’s defense of such claims. The indemnifying party shall not enter into any settlement for which indemnity is sought unless: (a) such settlement includes an unconditional release of the indemnifying party from all liability on all claims; or (b) the indemnifying party gives its prior written approval, which shall not be unreasonably withheld or delayed.

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9. Disclaimers; No Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7, TAPJOY MAKES NO WARRANTY, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO ANY MATTER, INCLUDING ADVERTISEMENTS AND THE TAPJOY SERVICES AND EXPRESSLY DISCLAIMS THE WARRANTIES OR CONDITIONS OF NONINFRINGEMENT, MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE.  TAPJOY DOES NOT WARRANT OR GUARANTEE: (A) THE RESULTS OF USE OF THE TAPJOY SERVICES INCLUDING THAT PUBLISHER WILL EARN ANY PARTICULAR AMOUNTS (OR ANY AMOUNTS AT ALL); AND (B) THE RESULTS OF ANY CONSULTING OR DEVELOPMENT SERVICES PROVIDED BY TAPJOY. Without limiting the generality of the foregoing, Publisher acknowledges that the Tapjoy Services are based on an auction model and some of the main factors that determine the revenue therefrom are not within Tapjoy’s control.

10. Limitation of Liability and Damages.  UNDER NO CIRCUMSTANCES, INCLUDING NEGLIGENCE, WILL TAPJOY OR ITS AFFILIATES BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, RELIANCE, OR EXEMPLARY DAMAGES THAT RESULT FROM THIS AGREEMENT, EVEN IF TAPJOY OR A TAPJOY AUTHORIZED REPRESENTATIVE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  EXCEPT IN THE CASES OF BREACHES OF SECTION 12, IN NO EVENT WILL TAPJOY’S OR ITS AFFILIATES’ TOTAL LIABILITY TO PUBLISHER FOR ALL DAMAGES, LOSSES, AND CAUSES OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER IN CONTRACT OR TORT, INCLUDING NEGLIGENCE, WARRANTY, OR OTHERWISE) EXCEED THE AMOUNTS PAID OR PAYABLE TO PUBLISHER FOR ADVERTISEMENTS ACTUALLY DISPLAYED BY PUBLISHER HEREUNDER AND TO WHICH THE CLAIM RELATES OR $5,000, WHICHEVER IS LOWER.

11. Ownership.  Publisher acknowledges that Tapjoy will provide third-party Advertisements for display on the Application(s) pursuant to this Agreement.  Publisher agrees that it will use any data (including any usage data and compilations thereof), information or software provided by Tapjoy to Publisher only for the purpose of displaying Advertisements for Tapjoy on the Application(s) as set forth in this Agreement. As between the parties, Tapjoy and its licensors will exclusively own and retain all rights, title, and interest in and to: (a) the Tapjoy Services, including all information and software related thereto and all data (including any usage data and compilations thereof but excluding any User Data) collected through the Tapjoy Services or the Advertisements and (b) any materials, information, inventions, data or software (and improvements and updates related thereto) which were owned by Tapjoy prior to this Agreement or which are subsequently created by Tapjoy (either solely or jointly with Publisher) under this Agreement. As between the parties, Publisher and its licensors will own and retain all rights, title, and interest in and to: (a) the Application(s); and (b) User Data. Unless otherwise expressly provided for in this Agreement, both parties agree not to copy, alter, modify, or create derivative works of the other party’s data, information, software or services or otherwise use the other party’s services or any of such party’s data, information or software in any way that violates the use restrictions contained in this Agreement. Tapjoy does not grant to Publisher any license, express or implied, to the intellectual property of Tapjoy or its licensors.

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12. Confidentiality.  “Confidential Information” of Tapjoy shall mean: (a) the Advertisements, prior to publication; and (b) any data (including any usage data and compilations thereof), information or software relating to or collected through the Tapjoy Services (except for the User Data); “Confidential Information” of Publisher shall mean the User Data; and “Confidential Information” of either party shall mean: (a) the existence and content of this Agreement; and (b) any other information designated in writing, or identified orally at time of disclosure, by the disclosing party as “confidential” or “proprietary.” Each party will keep confidential, and neither party will use for any purpose, or disclose to any third party, any Confidential Information of the other party except to fulfill its obligations or exercise its rights under this Agreement. This restriction will survive expiration or termination of this Agreement. The foregoing restriction does not apply to information that: (a) has been independently developed by the receiving party without access to the other party’s Confidential Information; (b) has become publicly known through no breach of this Section 12 by the receiving party; (c) has been rightfully received from a third party authorized to make such disclosure; (d) has been approved for release in writing by the disclosing party; or (e) is required to be disclosed by a competent legal or governmental authority, provided that the receiving party gives the disclosing party prompt written notice of such requirement prior to disclosure and assists in obtaining an order to protect the information from public disclosure.

13. Term; Termination.  This Agreement shall begin on the latest date of execution by either party (the “Execution Date”) and remain in effect until expiration of the Exclusivity Period (the period beginning with the Execution Date and ending upon expiration of the Exclusivity Period being the “Agreement Period”), unless terminated earlier as provided for in Section 6 or this Section 13. Further, the Exclusivity Period and hence the Agreement Period shall be subject to successive one-year auto-renewals (collectively constituting the “Renewal Period”) unless either party provides notice to the other party of its intention to terminate the agreement with at least 30 days notice prior to the expiration of the Exclusivity Period. In the event of a material breach by one party, the non-breaching party may terminate this Agreement immediately without prior notice or cure period.  In the event of any termination, both parties will remain liable for any amounts owed to the other party prior to the date of termination and such obligation to pay shall survive any termination of this Agreement. Sections 2.2 , 2.4 , 2.5 , 2.6 , 2.7, 3 through 15 shall also survive.

14. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.  Any dispute hereunder will be negotiated in good faith between the parties within 45 days commencing upon written notice from one party to the other and neither party will file an action prior to the termination of such 45 day period. Publisher agrees that any action at law or in equity arising out of or relating to this Agreement will be filed only in the state or federal courts in and for Alameda County, California, and Publisher hereby consents and submits to the personal and exclusive jurisdiction of such courts for the purposes of litigating any such action.  Notwithstanding the foregoing, Tapjoy may seek immediate injunctive relief in any court having jurisdiction in the event of breach or threatened breach by Publisher of Sections 11 or 12.

15. Miscellaneous.  The words “include” and “including” and variations thereof will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” This Agreement, and any rights and licenses granted hereunder, may not be transferred or assigned by Publisher, but may be assigned by Tapjoy to an entity that succeeds to all or substantially all of Tapjoy’s business or assets.  Tapjoy and Publisher are independent contractors, and neither Tapjoy nor Publisher is an agent, representative or partner of the other.  This Agreement sets forth the entire agreement between Tapjoy and Publisher, and supersedes any and all prior agreements (whether written or oral) with respect to the subject matter set forth herein (with the exception of any ongoing Publisher Agreements between the parties).  This Agreement may be amended only by a writing executed by a duly authorized representative of each party. Any notices under this Agreement shall be sent to any of the contacts set forth in the Term Sheet by facsimile or nationally recognized express delivery service and deemed given upon receipt. The waiver of any breach or default of this Agreement will not constitute a waiver of any subsequent breach or default, and will not act to amend or negate the rights of the waiving party. If any provision contained in this Agreement is determined to be invalid, illegal, or unenforceable in any respect under any applicable law, then such provision will be severed and replaced with a new provision that most closely reflects the original intention of the parties, and the remaining provisions of this Agreement will remain in full force and effect.

Tapjoy/Andover Agreement	7	CONFIDENTIAL